Exhibit 10.7

STOCK OPTION AGREEMENT

2013 STOCK AWARD AND INCENTIVE PLAN

Name:
ID:
Address:
Date of Grant
Option Purchase Price Per Share	USD
Total Number of Options Granted
Total Purchase Price	USD
Term/Expiration Date:	XX years from Date of Grant, unless terminated earlier in accordance with the Plan.

1.	The Option. Medtronic, Inc., a Minnesota corporation (the “Company”), hereby grants to the individual named above (the “Optionee”), as of the above Grant Date, an option (the “Option”) to purchase the above number of shares of common stock of the Company (the “Common Stock”), for the above Option Price Per Share, on the terms and conditions set forth in this Stock Option Agreement (this “Agreement”) and in the Medtronic, Inc. 2013 Stock Award and Incentive Plan and in the Israeli Amendment thereof (the “Plan”). In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan shall govern. However, in the event of a conflict between the terms and conditions of the Plan or this Agreement and any Applicable Laws, the latter shall govern and prevail. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.

2.	Exercise of Option. The exercise of the Option is subject to the following conditions and restrictions:

a.	Expiration. The Option may be exercised in whole or in part, from time to time, during the period commencing on the first anniversary of the Grant Date and ending on the earlier of (i) the above Expiration Date, or (ii) the expiration of the applicable period following your termination of employment with the Company or one of its subsidiaries, as provided in Sections 2(c),(d) or (e) below.

b.	Schedule of Exercisability. The Option shall become vested and exercisable to the extent of 25% of the above number of shares of Common Stock on each of the first, second, third and fourth anniversaries of the Grant Date. Once a portion of the Option has become exercisable, that portion may be exercised at any time thereafter, subject to the provisions of Paragraph 2(a) above.

c.	Death. Notwithstanding the schedule of exercisability set forth in Section 2(b) above, the Option shall become immediately exercisable in full upon your death, and may be exercised by your Successor (as defined below) at any time, or from time to time, within five years after the date of your death. For purposes of this Agreement, the term “Successor” shall mean the legal representative of your estate or the person or persons who may, by bequest or inheritance, or valid beneficiary designation (as provided in Section 15 of the Plan), acquire the right to exercise the Option.

d.

Disability or Retirement. Notwithstanding the schedule of exercisability set forth in Section 2(b) above, the Option shall become immediately exercisable in full upon your Disability or Retirement (as each such term is defined below), and you may exercise your Option at any time, or from time to time, within five years after the date of Retirement or determination of Disability. For purposes of this Agreement, the terms “Disability” and “Retirement” shall have the meanings ascribed to those terms under any retirement plan of the Company which is qualified under Section 401 of the Code (which currently provides for retirement on or after age

55, provided you have been employed by the Company and/or one or more Affiliates for at least ten years, or retirement on or after age 62), or under any disability or retirement plan of the Company or any Affiliate applicable to you due to employment by a non-U.S. Affiliate or employment in a non-U.S. location, or as otherwise determined by the Committee.

e.	Termination for Any Other Reason. In the event your employment with the Company terminates for any reason other than those specified in Sections 2(c) and 2(d), the unvested portion of the Option will terminate as of 11:00 p.m. CT (midnight ET) on the date of termination of your employment. You may exercise that portion of the Option that was vested but unexercised as of the date of termination of your employment for thirty (30) days following the date of termination of your employment. At 11:00 p.m. CT (midnight ET) on the date 30 days after the date of termination of your employment, the Option will expire.

f.	Change of Control. Notwithstanding the schedule of exercisability set forth in Section 2(b) above, the Option shall become immediately exercisable in full upon the occurrence of a Change in Control.

g.	Expiration of Term. Notwithstanding the foregoing paragraphs (a)-(f), in no event shall the Option be exercisable after the Expiration Date.

3.	Manner of Exercise. To exercise your Option, you must deliver notice of exercise (the “Notice”) to the administrator (the “Administrator”) designated by the Company to provide services relating to the administration of the Plan at the time of your exercise. The Notice must specify the number of shares of Common Stock (the “Shares”) as to which the Option is being exercised and must be accompanied by payment of the purchase price for the Shares in cash, check, or by the delivery of Common Stock already owned by the Optionee, or by a combination thereof, pursuant to such forms and subject to such conditions as may be prescribed from time to time by the Committee.

Exercise shall be deemed to occur on the earlier of the date the Notice and option cost payment are received by the Administrator or the date you simultaneously exercise the Option and sell the shares, using the proceeds from such sale to pay the purchase price.

4.	Trustee. The following provisions shall apply for the purpose of the tax benefits under Section 102 of the Ordinance:

5.	Restricted Period Per Section 102. In accordance with the requirements of Section 102(b)(3) as now in place and as may be amended in the future, the Option to be issued shall be issued to the Optionee and held in trust by the Trustee for the benefit of Optionee for a period of no less than twenty four (24) months from the Date of Grant and date of placement with a Trustee (during the Restricted Period Per Section 102 the Optionee will not be allowed to order the Trustee to sell the Option held by him/her on behalf of the Optionee or transfer the Option from Trustee’s hands).

In order to apply the tax benefits of Section 102, the Option may not be sold or transferred (other than through a transfer by will or by operation of law), and no power of attorney or transfer deed shall be given in respect thereof (other than a power of attorney for the purpose of participation in general meetings of shareholders).

6.	End of Restricted Period Per Section 102. Upon the completion of the Restricted Period Per Section 102 as now in place and as may be amended in the future, Optionee shall be entitled to receive from the Trustee the Options, or the Shares acquired in the exercise thereof, which have vested, subject to the provisions of the Plan concerning the continued employment of Optionee at the Company or any Parent or Subsidiary of the Company, and subject to any other provisions set forth herein or in the Plan and in the Israeli Amendment, and Optionee shall be entitled to exercise the Option and sell the Options or Shares thereby obtained subject to the other terms and conditions of this Agreement and the Plan, including the provisions relating to the payment of tax set forth below.

The Shares and any additional rights including share bonus that may be distributed to you in connection with the Options (the “Additional Rights”) shall be allocated on your behalf to the Trustee (the “Trustee”).

7.	Withhold Taxes. You are responsible for payment of any applicable tax, including federal, state, local or other taxes which must be withheld upon the exercise of the Option, and you must promptly pay to the Company any such taxes. The Company and its subsidiaries are authorized to deduct from any payment owed to you any taxes required to be withheld with respect to the Shares, including social security and Medicare (FICA) taxes and federal, state and local income tax with respect to income arising from the exercise of the Option. The Company shall have the right to require the payment of any such taxes before issuing any Shares pursuant to an exercise of the Option. Any fractional share amount due relating to such tax withholding will be rounded up to the nearest whole share and the additional amount will be added to your federal withholding.

8.	Forfeitures. If you have received or been entitled to receive payment in cash, delivery of Common Stock or a combination thereof pursuant to an Option within the period beginning six months prior to your termination of employment with the Company or its Affiliates and ending when the Option terminates or is cancelled, the Company, in its sole discretion, may require you to return or forfeit the cash and/or Common Stock received or receivable with respect to the Option (or its economic value as of the date of the exercise of the Option), in the event you are involved in any of the following occurrences: performing services for or on behalf of a competitor of, or otherwise competing with, the Company or any Affiliate, unauthorized disclosure of material proprietary information of the Company or any Affiliate, a violation of applicable business ethics policies or business policies of the Company or any Affiliate, or any other occurrence determined by the Committee. The Company’s right to require forfeiture must be exercised not later than 90 days after discovery of such an occurrence but in no event later than 15 months after your termination of employment with the Company and its Affiliates. Such right shall be deemed to be exercised upon the Company’s mailing written notice to you of such exercise at your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section by preventing or terminating the exercise of any Options or the acquisition of Shares or cash thereunder. If you fail or refuse to forfeit the cash and/or Shares demanded by the Company (adjusted for any intervening stock splits), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Common Stock during the period between the exercise date of the Option and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

9.	Confidentiality. The Optionee agrees and acknowledges that the terms and conditions of this Agreement, including without limitation the number of Shares for which Options have been granted, are confidential. The Optionee agrees that he/she will not disclose these terms and conditions to any third party, except to the Optionee’s financial or legal advisors, tax advisors or family members, unless such disclosure is required by law.

10.	Agreement. Your receipt of the Option, this Agreement and the Optionee Approval constitute your agreement to be bound by the terms and conditions of this Agreement, the Plan and the Optionee Approval as set forth below.

Optionee Approval:

I hereby agree that the Award granted to me, shall be allocated to the Trustee under provisions of the Capital Gains Tax Track and shall be held by the Trustee for the period stated in Section 102 and in accordance with the provisions of the Trust Agreement, or for a shorter period if an approval is received from the tax authorities.

I am aware of the fact that upon termination of my employment in the Company, I shall not have a right to the Option and Additional Rights, except as specified in the Plan and in the Israeli Amendment.

I hereby confirm that:

1.	I read the Plan and I understand and accept their terms and conditions. I am aware of the fact that the Company agrees to grant me the Option and Additional Rights based on my confirmation;

2.	I understand the provisions of Section 102 and the applicable tax track of this grant of Option;

3.	I agree to the terms and conditions of the Trust Agreement;

4.	Subject to the provisions of Section 102, I confirm that I shall not sell nor transfer the Option, Shares or Additional Rights from the Trustee until the end of the Restricted Period;

5.	If I shall sell or withdraw the shares from the Trust before the end of the Restricted Period as defined in Section 102 (“Violation”), either (A) I shall reimburse the Company within three (3) days of its demand for the employer portion of the payment by the Company to the National Insurance Institute plus linkage and interest in accordance with the law, as well as any other expense that the Company shall bear as a result of the said Violation (all such amounts defined as the “Payment”) or (B) I agree that the Company may, in its sole discretion, deduct such amounts directly from any monies to be paid to me as a result of my disposition of the Shares;

6.	I understand that: (i) the Company intends to issue additional Awards in the future to service providers, as the Company in its sole discretion shall determine; and (ii) the Company may increase its share capital by new securities in such amount as it finds expedient; and I hereby waive any claim and/or demand I have or may have regarding such issuance or increase;

7.	I understand that this grant of Option is conditioned upon the receipt of all required approvals from the tax authorities; and

8.	I hereby confirm that I read this Agreement and Optionee Approval thoroughly, received all the clarifications and explanations I requested, I understand the contents of this Agreement and of this Optionee Approval the obligations I undertake in signing it.

Name of Optionee	Signature	Date

Accompanying this Agreement are instructions for accessing the Plan and the Plan Summary (prospectus) from the Administrator’s Internet website or HROC – Stock Administration’s intranet website. You may also request written copies by contacting HROC – Stock Administration at 763.514.1500.

HROC – Stock Administration

Medtronic, Inc.

710 Medtronic Parkway NE MS LS195

Minneapolis, MN 55432-5604